Exhibit 99.2

Contact: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Proposes to Sell Senior Notes and Convertible Senior Notes

Miami, April 26, 2010 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced that it proposes to offer, in separate private offerings under SEC Rule 144A, $250 million principal amount of Senior Notes due 2018 and $250 million principal amount of Convertible Senior Notes due 2020. The initial purchasers of the Convertible Senior Notes are expected to have the option to purchase up to an additional $37.5 million principal amount of Convertible Senior Notes solely to cover over-allotments. The Convertible Senior Notes due 2020 will be offered only to qualified institutional buyers. The Senior Notes due 2018 will have registration rights and may also be offered to non-U.S. persons under SEC Regulation S.

The Convertible Senior Notes due 2020 are expected to pay interest semiannually and will be convertible into shares of the Lennar’s Class A common stock based on a conversion rate to be determined. The Convertible Senior Notes due 2020 will mature on December 1, 2020, unless redeemed, repurchased or converted in accordance with their terms prior to such date.

Lennar said that it plans to use approximately $200 million from the net proceeds of the sale of the Senior Notes due 2018 to make a tender offer for a total of $200 million principal amount of its 5.125% senior notes due 2010, its 5.95% senior notes due 2011 and its 5.95% senior notes due 2013. Lennar will use the remainder of the net proceeds from the sale of the Senior Notes due 2018 and the net proceeds from the sale of the Convertible Senior Notes due 2020 for general corporate purposes, which may include the repayment or repurchase of its existing senior notes or other indebtedness.

Neither the Senior Notes due 2018 nor the Convertible Senior Notes due 2020, nor the guarantees of the Senior Notes or the Convertible Senior Notes or the Class A common stock issuable upon conversion of the Convertible Senior Notes due 2020 will be registered under the Securities Act of 1933, as amended. They may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act.

###